Exhibit 5.2

                    June 30, 2017

Golar LNG Limited
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM 08
Bermuda

           Re:Golar LNG Limited

Ladies and Gentlemen:

We have acted as counsel to Golar LNG Limited (the "Company"), in connection with the Company's registration statement on Form F-3 (such registration statement as amended or supplemented from time to time) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on the date hereof, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") of an indeterminate number of securities to be offered by the Company, which may include common shares, par value $1.00 per share, of the Company (the "Common Shares"), preferred shares of the Company (the "Preferred Shares"), debt securities of the Company (the "Debt Securities"), warrants to purchase the Company's securities (the "Warrants"), purchase contracts to purchase the Company's securities (the "Purchase Contracts"), rights to purchase the Company's securities (the "Rights"), and units comprised of any of the foregoing securities (the "Units" and, together with the Common Shares, the Preferred Shares, the Debt Securities, the Warrants, the Purchase Contracts, the Rights, and the Units, the "Securities") to be offered by the Company.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the "Prospectus"); (iii) the form of debt securities indenture; and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.  We have further assumed due compliance of the issuance of the Securities with all matters of, and the validity and enforceability thereof under, all such laws as govern or relate to them other than the laws of the State of New York in respect of which we are opining.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York:
1.  the Debt Securities issued pursuant to an indenture substantially in the form examined by us, upon due execution and delivery as contemplated in the Prospectus or any supplement thereto, will be valid and legally binding obligations of the Company; and
2.  the Warrants, Purchase Contracts, Rights and Units, upon due execution and delivery as contemplated in the Prospectus or any supplement thereto, will be valid and legally binding obligations of the Company.
This opinion is limited to the laws of the State of New York and the federal laws of the United States of America as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

                                                                    Very truly yours,

                                             /s/ Seward & Kissel LLP